Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DELPHI FINANCIAL GROUP, INC.

Delphi Financial Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the Board of Directors duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and in the best interests of said corporation and its stockholders and directing that such amendment be considered at a special meeting of the stockholders of said corporation.  The resolution setting forth the proposed amendment is as follows:

Resolved, that the Board deems and declares it advisable and in the best interests of the Company and its stockholders that the Company take such actions as are necessary to add the following sentence to the end of the second paragraph of Article Fourth, Section A.7 thereof:  “Notwithstanding the foregoing, the foregoing limitation on distributions and payments shall not apply to the transactions contemplated by the Agreement and Plan of Merger dated as of December 21, 2011, among Delphi Financial Group, Inc., Tokio Marine Holdings, Inc. and TM Investment (Delaware) Inc., as amended.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, on March 13, 2012 a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of May, 2012.

By:	/s/ Chad W. Coulter
Chad W. Coulter
Senior Vice President, Secretary and General Counsel